UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 6, 2005

ROSS STORES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-14678	94-1390387
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4440 Rosewood Drive, Pleasanton, California, 94588-3050
(Address of principal executive offices)

Registrant’s telephone number, including area code: (925) 965-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On October 6, 2005, the Company entered into a First Amendment to the existing employment agreement with Lisa Panattoni, regarding her promotion from Senior Vice President, General Merchandise Manager to the position of Executive Vice President, Merchandising.

As amended, the employment agreement extends through March 31, 2009.  The agreement provides that Ms. Panattoni will receive an annual salary of not less than $560,000.  In the event that (i) Ms. Panattoni’s employment involuntarily terminates due to disability; (ii) the Company terminates her employment without cause; or (iii) she resigns for good reason, she would be entitled to continued payment of her then current salary, including an annual bonus, through the remaining term of the employment agreement, and all stock options she holds would become fully vested.  She would also be entitled to certain restricted shares which would be vested pro rata as of the date of her termination.

In the event there is a change in control of the Company, the term of Ms. Panattoni’s employment agreement will continue until the later of (a) the Remaining Term (as defined below) or (b) the expiration of any extension to the employment agreement.  She would be entitled to continued payment of her then current salary and annual bonus.  In addition to these payments, she would receive $750,000 per year payable with her salary for two years after the effective date of the change in control (“Remaining Term”).  Further, all restricted stock she holds would become fully vested. All unvested stock options would either be assumed by the acquiring or successor corporation or become fully vested.  If within one year following a change in control of the Company, her employment is terminated either by the Company without cause or because she resigns for good reason, she would be entitled to a continuation of her then current salary and annual bonus payments for not less than two years.  In addition, she would be entitled to continuation of health and estate planning benefits for two years following her termination.  Additionally, in both of the above situations, she would be reimbursed for any excise taxes she pays pursuant to Internal Revenue Code Section 4999.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2005

ROSS STORES, INC.
Registrant

	By:	/s/ J. Call

John G. Call
Senior Vice President, Chief Financial Officer,
Principal Accounting Officer and Corporate Secretary

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